Exhibit 23.2

CONSENT OF INDEPENDENT RESERVOIR ENGINEERS

We hereby consent to the incorporation by reference in Registration Statement number 333-110708 of Patina Oil & Gas Corporation and its subsidiaries on Form S-3 and numbers 333-52460 and 333-37790 of Patina Oil & Gas Corporation and its subsidiaries on Form S-8 of the reference to Netherland, Sewell & Associates, Inc. in the Annual Report on Form 10-K for the year ended December 31, 2003 of Patina Oil & Gas Corporation and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell

Frederic D. Sewell Chairman and Chief Executive Officer

Dallas, Texas

March 8, 2004